Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of InflaRx N.V.:

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-239759) of InflaRx N.V.
(2)	Registration Statement (Form S-8 No. 333-221656) pertaining to the InflaRx N.V. Long-Term Incentive Plan, and
(3)
Registration Statement (Form S-8 No. 333-240185) pertaining to the InflaRx N.V. Long-Term Incentive Plan, InflaRx Stock Option Plan 2016, InflaRx Options Issued Pursuant To The Series B Financing Arrangement of our report dated March 24, 2021, with respect to the consolidated financial statements of InflaRx N.V. included in this Annual Report (Form 20-F) of InflaRx N.V. for the year ended December 31, 2020.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany
March 25, 2021